Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT
     THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into on this 17th day of January, 2011 by and between Steven E. Fivel (“Fivel”) and Brightpoint, Inc. (“Company”).
     WHEREAS, Fivel is currently employed by the Company as its Executive Vice President, General Counsel and Secretary pursuant to an Amended and Restated Employment Agreement entered into between the parties, dated July 1, 1999, as amended; and
     WHEREAS, Fivel has provided notice to the Company that he wishes to voluntarily resign his employment, effective February 28, 2011 (“Separation Date”), in order to accept employment with a business entity that is not in competition with the Company; and
     WHEREAS, the Company has agreed to accept Fivel’s resignation and it desires to engage him as an independent contractor to perform consulting services for the Company, which engagement shall commence on March 1, 2011; and
     WHEREAS, Fivel wishes to enter into this agreement and he wishes to accept the Company’s offer to engage him as a consultant on the terms and conditions set forth in the attached Consulting Agreement (Exhibit A), in consideration for the promises he makes in this Agreement; and
     WHEREAS, Brightpoint and Fivel have reached an amicable agreement regarding Fivel’s separation from the Company’s employ and regarding his engagement as an independent contractor to perform consulting services for the Company, and the parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the parties have to one another.
     NOW, THEREFORE, in consideration of One Dollar ($1.00) cash in hand paid, the mutual understandings, covenants, and the release contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby voluntarily agree as follows:
     1. Definitions. Specific terms used in this Agreement have the following meanings: (a) “Fivel” includes the undersigned, Steven E. Fivel, and anyone who has or obtains any legal right or claims through him; (b) “Company” means Brightpoint, Inc.; (c) “Released Parties” means the Company, Brightpoint North America, L.P., all of their past and present officers, directors, employees, trustees, agents, shareholders, related corporations and entities, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, related entities, predecessors, successors, and assigns, and all other entities, persons, and firms; (d) “Employment Agreement” means the Amended and Restated Employment Agreement entered into between the Company and Fivel, dated July 1, 1999, as amended; (e) “Indemnification Agreement” means the separate Indemnification Agreement that was previously entered into between the Company and Fivel dated August 13, 2004, as it may have been amended prior hereto; and (f) the “Effective Date” of this Agreement is the eighth (8th) calendar day after Fivel signs it, on the condition that he does not revoke it as described below. Capitalized terms not ascribed definitions herein shall have the meanings as described and set forth in the agreements referred to herein.
     2. Conclusion of Employment. The parties hereby acknowledge and agree that Fivel has provided notice to the Company of his desire to terminate the Employment Agreement, and accept employment with another business entity that is not in competition with the Company, effective on the Separation Date, and the Company has accepted such resignation. Fivel agrees to resign from all boards of directors and other offices of all subsidiaries and affiliates of the Company and shall sign all documents necessary to effect such resignations at such time(s) as the Company shall request, effective from and after the Separation Date. The parties agree that the Employment Agreement shall be deemed to be terminated on the Separation Date. However, the parties acknowledge that they have certain continuing obligations to each other which survive the termination of the Employment Agreement as more fully described in this Agreement.
     3. Release of Fivel’s Claims. Fivel hereby releases the Released Parties from all rights, actions, claims, and any and all liability to him, except as specifically provided in Paragraph 4 (Excluded Claims) below. The claims that Fivel is releasing are referred to herein as “Fivel’s Claims” and such claims include all of his rights to any relief of any kind from the Released Parties, including without limitation, all claims he has now, whether or not he now knows about the claims, including, but not limited to the following: (a) all claims relating to Fivel’s employment with the Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Americans with Disabilities Act; and/or any other federal, state or local law, including, without limitation, the Indiana Civil Rights Law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation, bonuses, or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; (c) all rights and claims under any employment agreement between the Company and Fivel, including, without limitation, the Employment Agreement; and (d) all claims for any type of relief from the Company. The parties agree that Fivel’s Claims do not include any rights or claims that he may have under the ADEA which may arise after the Effective Date of this Agreement.
     4. Exclusions From Release. The parties agree that, in entering into this Agreement, Fivel is not releasing or waiving any of the following:
a. Any right or claim that Fivel may have, as specifically provided in the Consulting Agreement, the Indemnification Agreement, or in Section XI (Indemnification) of the Employment Agreement.
b. Any right or claim that Fivel may have to unpaid Salary (as such term is defined in the Employment Agreement) or benefits that he will earn prior to the Separation Date.

c. Any right or claim to any Bonus (as such term is defined in the Employment Agreement) that may be awarded to Fivel by the Company pursuant to any applicable bonus plan. In addition, the parties acknowledge that Fivel is eligible for an award of a Bonus relating to and arising out of his 2010 employment with the Company (“2010 Bonus”). The 2010 Bonus, if any, shall be paid to Fivel in 2011 on a date to be determined by the Company (“2010 Payment Date”) in accordance with the applicable bonus plan. Fivel’s employment with the Company will end in 2011 and, therefore, he is not eligible for a Bonus after the 2010 Payment Date.
d. Any right, benefit or claim that Fivel may have to those certain Restricted Stock Awards and Restricted Stock Units that have been issued to him (vested and unvested) prior to the Separation Date. Other than the aforesaid Restricted Stock Awards and Restricted Stock Units, Fivel acknowledges and agrees that he has no right to an award of any additional Restricted Stock Awards or Restricted Stock Units.
e. Any right or claim that Fivel may have under the Amended and Restated Supplemental Executive Retirement Plan dated January 18, 2006, as it may have been amended prior hereto, and the parties hereby ratify said plan in all respects and agree that it shall survive the Separation Date.
f. Any right or claim to vested rights that Fivel may have to benefits under any retirement or other employee benefit plan.
In addition to the foregoing, Fivel acknowledges that this Agreement is not intended to: (a) prevent him from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission; (b) prevent him from participating in any investigation or proceeding conducted by that agency; or (c) establish a condition precedent or other barrier to exercising these rights. While Fivel has the right to participate in an investigation of said agency, he understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim on his behalf. Fivel acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he might have under the ADEA without either: (a) paying any amount to the Company that was previously paid by it to him; or (b) paying to the Company any other monetary amounts (such as attorney’s fees and/or damages).
     5. Separation Benefits. In consideration of Fivel’s promises set forth in this Agreement, the Company hereby agrees to the following:
a. It shall continue Fivel’s employment at his current Salary and Bonus (as such terms are defined in the Employment Agreement) through the Separation Date; and
b. It shall enter into the Consulting Agreement (Exhibit A) with Fivel.
     The Parties acknowledge the Company is providing the Separation Benefits as consideration for Fivel’s promises in this Agreement.

     6. Additional Agreements. The parties agree to execute the attached Reaffirmation of Separation and General Release Agreement (Exhibit B) on the Separation Date. In addition, Fivel agrees to adhere to his continuing obligations to the Company pursuant to Article X (Confidentiality; Noncompetition) of the Employment Agreement, and the parties agree that all of the restrictions on Fivel’s activities, as set forth therein, shall be applicable and in full force and effect through the later of the later of: (a) April 30, 2013; or (b) the end of the “Consulting Term” (as such term is defined in the Consulting Agreement). In consideration of the Company’s promises, as set forth in this Agreement, Fivel agrees to comply with his obligations as set forth in this Agreement, and he agrees to give up, release, and waive all of Fivel’s Claims against the Released Parties, and each of them, as well as all other actions, causes of action, claims or demands that he may have against the Released Parties, and any of them, except as specifically provided in Paragraph 4 (Exclusions). Fivel acknowledges and agrees that the consideration set forth above includes all amounts for damages or other amounts owed to him of any kind, costs, and attorneys’ fees and expenses. Fivel also agrees that he shall not bring any lawsuits against the Company relating to the claims that he has given up, released, and waived, nor will he allow any suit to be brought on his behalf. The consideration described above constitutes full and fair consideration for the release of Fivel’s Claims. Fivel acknowledges that the Company is not otherwise obligated to provide the consideration set forth above to him. Fivel also acknowledges that he has received all other forms of compensation and payments, of whatever kind, that may be due to him by the Company, other than as set forth in Paragraph 4 (Exclusions). Each party agrees to reimburse the other party for any cost, loss, or expense, including, but not limited to, reasonable attorneys’ fees and expenses, awards or judgments, resulting from his/its failure to perform his/its obligations under this Agreement, plus legal interest. Fivel hereby relinquishes any and all rights to employment with the Company after the Separation Date. In exchange for the consideration provided to Fivel by the Company, Fivel also agrees not to make any disparaging or negative statements about the Company. Fivel also agrees that he shall not, directly or indirectly, take any action which has the effect of harming the Released Parties or interfering with their relationships (contractual or otherwise) with any entity or person, including, but not limited to, any employee or customer of the Released Parties, or other entity with which the Company has a business relationship.
     7. Return of Company Property. Fivel agrees that he shall return to the Company all of its property that was in his possession or control prior to the Separation Date. This includes, but is not limited to, any and all legal and other records, strategic planning and all other documents, computer software and hardware, notes, memoranda, records, and all copies thereof.
     8. Confidentiality. Fivel understands that, as a material and essential condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed by him to any person, other than to his spouse, his attorney, or as required by law or lawfully-issued subpoena. Furthermore, Fivel also understands that in the course of his employment with the Company, Fivel had access to confidential information and trade secrets of the Company. In addition, the parties acknowledge that certain confidential information to which Fivel had access is protected by the attorney-client privilege and may not be disseminated unless authorized in writing by an authorized representative of the Company in writing.

     9. Violation of Agreement and Severability. Fivel agrees that if he violates this Agreement by suing the Released Parties (or any of them) for any of Fivel’s Claims (other than one under the ADEA or the OWBPA), or if he violates it in any other respect, he will pay all costs and expenses of defending the action or lawsuit incurred by the Released Parties, including but not limited to, reasonable attorneys’ fees and expenses, costs, disbursements, awards, and judgments. In addition, if Fivel violates this Agreement by suing the Released Parties (or any of them) for any of Fivel’s Claims (other than one under the ADEA or the OWBPA), the Company shall be relieved of its obligations to him under the Consulting Agreement.
     10. Period to Consider Agreement and Period to Revoke. Fivel understands that, as required by the ADEA and OWBPA, he has been given twenty one (21) calendar days from the day that he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If Fivel signs this Agreement before the end of the twenty one (21) calendar day period, it will be his personal and voluntary decision to do so. Fivel also understands that if he fails to deliver this Agreement to Robert J. Laikin at the Company within said period of time, it shall be deemed to be withdrawn by the Company. As stated above, the parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth calendar day after Fivel signs this Agreement. As required by the ADEA and the OWBPA, Fivel also understands that he may revoke this Agreement at any time within seven (7) calendar days after he signs it, not counting the day upon which he signs it. To accept the terms of this Agreement, Fivel must deliver the Agreement, after it has been signed and dated by him, to Mr. Laikin, by hand or by mail, and it must be received by Mr. Laikin within the twenty one (21) calendar day period that Fivel has to consider this Agreement. To revoke his acceptance, Fivel must deliver a written, signed statement that he revokes his acceptance to Mr. Laikin by hand or by mail and any such notice of revocation must be received by Mr. Laikin within seven (7) calendar days after Fivel signs the Agreement. If Fivel chooses to deliver his acceptance or any revocation notice by mail, it must be: (a) postmarked and received by Mr. Laikin within the applicable period stated above; (b) properly addressed to Mr. Laikin; and (c) sent by certified mail, return receipt requested.
     11. Parties’ Representations and Warranties. The Company hereby represents and warrants that, to the best of its knowledge and belief, Fivel has not breached any of his obligations under the Employment Agreement, and it is not aware of any act or omission by Fivel which, with the giving of notice and the lapse of time, could give rise to a breach by Fivel under the Employment Agreement. Fivel hereby represents and warrants that he has not breached any of his obligations under the Employment Agreement.
     12. Fivel’s Representations. Fivel has read this Agreement carefully and he understands all of its terms. Fivel also understands that, in signing this Agreement, he may be giving up possible future administrative and/or legal claims. Fivel’s decision to sign this Agreement was voluntary and in agreeing to sign this Agreement, he has not relied on any statements or explanations made by the Company, except as specifically set forth in this Agreement. Fivel is voluntarily releasing any and all claims against the Company.
     13. Additional Understandings. The parties understand and agree that this Agreement is entered into and executed solely for the purpose of terminating the parties’ employment relationship on an amicable and certain basis, and to memorialize Fivel’s engagement as an independent contractor after his employment with the Company ends, and this Agreement shall not be construed as an admission of liability or wrongdoing. Additionally, Fivel acknowledges that it is up to him whether he consults an attorney prior to signing this Agreement. As required by the ADEA and the OWBPA, the Company has advised Fivel that he should consult with an attorney prior to signing this Agreement, and Fivel has had an adequate opportunity to do so. Fivel’s decision to sign this Agreement was voluntary and made after being given said opportunity.
     14. Miscellaneous. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. This Agreement may be assigned by the Company without notice to or the consent of Fivel. However, this Agreement is personal to Fivel and may not be assigned by him. In the event of any dispute about this Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company’s Chief Executive Officer and by Fivel.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) set forth below.

/s/ Steven E. Fivel
Steven E. Fivel
Date: January 17, 2011
Brightpoint, Inc., on behalf of itself and the other persons and entities released herein:

By:	/s/ Robert J. Laikin
Robert J. Laikin Chairman of the Board and Chief Executive Officer

Date:	January 17, 2011

EXHIBIT A
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Consulting Agreement”) is voluntarily entered into as of the 17th day of January, 2011, by and between Steven E. Fivel (“Fivel”) and Brightpoint, Inc. (“Company”).
Preliminary Statement
     WHEREAS, Fivel is currently employed by the Company as its Executive Vice President, General Counsel and Secretary pursuant to an Amended and Restated Employment Agreement entered into between the parties, dated July 1, 1999, as amended (the “Employment Agreement”); and
     WHEREAS, Fivel provided notice to the Company that he wishes to voluntarily resign his employment, effective February 28, 2011 (the “Separation Date”), in order to accept employment with a business entity that is not in competition with the Company; and
     WHEREAS, on January 17, 2011, the parties entered into a Separation and General Release Agreement (“Separation Agreement”) that provides that they will also enter into this Consulting Agreement.
     NOW, THEREFORE, in consideration of the mutual understandings, covenants, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby voluntarily agree as follows:
Agreement
     1. Engagement of Fivel as Consultant.
     a. On the condition that Fivel timely enters into the Reaffirmation of Separation and General Release Agreement attached to the Separation Agreement as Exhibit B, the Company agrees to engage Fivel as a consultant and Fivel agrees to provide certain consulting services to the Company as described in subsection b. below (“Consulting Services”) in exchange for the consideration set forth herein. Fivel agrees to provide the Consulting Services during the period that commences on March 1, 2011, and continues through April 30, 2013 (the “Consulting Term”). In the absence of a written agreement extending the Consulting Term signed by the Company’s Chief Executive Officer and Fivel, the Consulting Term shall automatically terminate on April 30, 2013, unless earlier terminated pursuant to and in accordance with Section 2 of this Consulting Agreement.
     b. The Consulting Services shall be requested by the Company and shall be responded to by Fivel as set forth in this subsection b. The Consulting Services shall consist of the following: (i) such services as may be reasonably requested by the Company’s Chief Executive Officer (or his designee), consistent with Fivel’s experience and responsibilities as

Executive Vice President, General Counsel and Secretary; (ii) the preparation of reports reasonably requested by the Company’s Chief Executive Officer (or his designee) regarding the status of deliverables or other matters assigned to Fivel during the Consulting Term; (iii) assistance to the Company (and any of its affiliates and subsidiaries) with regard to business and other matters within Fivel’s knowledge or areas of responsibility during his employment; (iv) assistance to the Company (and any of its affiliates and subsidiaries) with regard to any legal or other matters currently pending or any matters that have arisen or may arise in the future about which Fivel has knowledge or that may, in some manner, relate to his employment with or responsibilities to the Company; and (v) cooperation with the Company and its attorneys in connection with any proceeding involving the Company (and any of its affiliates and subsidiaries) before a court, administrative agency, governmental organization, or other entity. Company agrees that it shall make any request for Consulting Services by contacting Fivel by telephone, text, email, or any other electronic means. The parties acknowledge and agree that certain requests for Consulting Services may include legal services to be provided by Fivel to the Company, and they further agree that Fivel’s responses to such requests shall be protected by the attorney-client privilege. Fivel agrees that he will respond to each request to perform Consulting Services within forty eight (48) hours of the Company’s transmittal of such request, unless it is wholly impractical or impossible for him to do so. When Fivel responds to the Company, he and the Company’s Chief Executive Officer (or his designee) shall discuss the request and they shall reach an agreement as to when such request will be fulfilled by Fivel. The parties agree that each of them shall be reasonable in connection with any time limitation placed on Fivel and that such time limitation will be determined by them based on the nature of the services requested. Fivel agrees that he shall provide all Consulting Services in a timely (based on the parties’ agreement), expeditious, and professional manner, to the best of his abilities. Due to the nature of Fivel’s executive position with the Company during his employment, he understands that time may be of the essence in connection with certain requests directed to him by the Company and he agrees that failure to respond within the agreed time period may be deemed by the Company to be a breach of this Agreement; provided, however, that prior to deeming the first such failure by Fivel to be a breach, the Company shall provide Fivel with written notice of such alleged breach and an opportunity for Fivel to cure such alleged breach within twenty four (24) hours or to commence the cure of such alleged breach that is incapable of being cured within twenty four (24) hours, and provided further that such alleged breach shall be cured by Fivel within a commercially reasonable period of time thereafter. The parties agree that the foregoing cure opportunity shall be provided only one (1) time to Fivel during the Consulting Term.
     2. Termination of Consulting Agreement. The parties agree that they may terminate this Consulting Agreement and the Consulting Term by mutual written agreement. In addition, either party may terminate this Agreement and the Consulting Term upon written notice to the other party in the event such other party breaches any term or condition of this Consulting Agreement, except as provided in Section 1.b. In the event of the Company’s termination of this Agreement due to Fivel’s breach, the parties acknowledge that Fivel shall forfeit any and all rights to receive any further unvested benefits under this Consulting Agreement, including, but not limited to, unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) described in Section 5. The parties agree that any such termination by the Company shall not affect Fivel’s rights to any RSAs or RSUs that have vested pursuant to Section 5 during the Consulting Term prior to the termination of the Consulting Agreement.
     3. Compensation and Expense Reimbursement. During the Consulting Term, the Company shall pay Fivel a retainer of One Dollar ($1.00) per calendar year in exchange for the Consulting Services. In addition, the Company shall reimburse Fivel for any out-of-pocket expenses incurred by him in connection with the Consulting Services, on the condition that said expenses are approved in advance and in writing by the Company’s Chief Executive Officer.
     4. Benefits. Fivel shall not be an employee of the Company during the Consulting Term and, therefore, during such period he shall not be eligible for and shall not be entitled to participate in any Company insurance program or plan, pension plan, deferred compensation plan, stock option plan, or any other employee benefits provided by the Company to its employees except as set forth in Section 5.
     5. Vesting of Restricted Stock Awards and Restricted Stock Units During Consulting Term. The Company acknowledges that during Fivel’s employment with the Company, he was granted 45,000 unvested RSAs and 88,253 unvested RSUs (as of the Separation Date) in accordance with the terms of the Company’s 2004 Long Term Incentive Plan, as amended (“ 2004 Plan”) and the applicable award agreements entered into by and between Fivel and the Company. The Company agrees that these previously-granted RSAs and RSUs shall continue to vest during the Consulting Term, in accordance with the terms and conditions of the 2004 Plan, and as it may be amended in the regular course of business from time to time and the applicable award agreements entered into by and between Fivel and the Company.
     6. Right of Control. As an independent contractor, during the Consulting Term, Fivel shall retain and exercise full control over the order, sequence, details, manner, and means by which he achieves the results provided for under this Consulting Agreement; provided, that such means are not inconsistent with or contrary to the requests provided to him by the Company.
     7. Office Space, Equipment, and Materials. During the Consulting Term, Fivel shall provide his own office space, equipment, supplies, and materials in connection with the Consulting Services he will provide to the Company.
     8. No Subcontracting. The services to be provided by Fivel, as described in this Consulting Agreement, may not be subcontracted by him to any other individual or entity, and he may not engage any subcontractor or agent to carry out any of the Consulting Services set forth in this Consulting Agreement.
     9. No Conflicting Agreements. The parties represent and warrant that no verbal or written agreements exist which would prevent them from entering into this Consulting Agreement.

10.	Independent Contractor During Consulting Term.
     a. Notwithstanding any other provision of this Consulting Agreement to the contrary, the parties agree that during the Consulting Term, Fivel shall not be deemed to be employed by the Company. During the Consulting Term, Fivel shall serve as an independent contractor to the Company.
     b. No acts or assistance given to Fivel by the Company shall be construed to alter the independent contractor relationship, and nothing contained in this Consulting Agreement shall be construed to place Fivel and the Company in a relationship of partners, joint venturers, or principal and agent.
     c. Fivel is not authorized to assume or undertake any obligation of any kind, express or implied, on behalf of the Company; nor is he authorized on behalf of the Company to make any promise, warranty or representation with respect to the Company.
     11. Taxes and Compliance with Laws. All amounts payable hereunder to Fivel during the Consulting Term for Consulting Services shall be paid without reduction by the Company for any local, state or federal income, employment or withholding taxes, it being the intention and agreement of the parties that Fivel shall be responsible for the payment of all taxes (including, but not limited to, income, self-employment, employment, and withholding taxes), fines, penalties, and assessments imposed or related to his business activities. Fivel shall be solely responsible for compliance with all state, local and federal laws, orders, codes and ordinances applicable to the performance of Consulting Services under this Consulting Agreement.
12.	Cooperation and Indemnification.
     a. In the event that the Company or Fivel, or both, are involved in a dispute or litigation involving third parties arising from the provision of Consulting Services under this Consulting Agreement, or arising out of or relating to Fivel’s prior employment with the Company, the Company and Fivel shall cooperate fully with respect to such dispute, unless their legal interests are in conflict.
     b. Fivel agrees to fully indemnify, defend, and hold harmless the Company, and its directors, officers, agents, employees, shareholders, insurers and attorneys from and against any and all claims, damages and expenses, including reasonable costs and attorneys’ fees, arising from or alleged to arise from: (i) any breach by Fivel of any material term set forth in this Consulting Agreement; or (ii) any grossly negligent act or omission of Fivel, including but not limited to, all acts and omissions of Fivel in connection with Consulting Services. Similarly, the Company agrees to fully indemnify, defend, and hold harmless Fivel from and against any and all claims, damages and expenses, including reasonable costs and attorneys’ fees, arising from or alleged to arise from: (i) any breach by the Company of any material term set forth in this Consulting Agreement; (ii) any grossly negligent act or omission of the Company, including but not limited to, all acts and omissions of the Company in connection with its obligations to Fivel pursuant to this Consulting Agreement; or (iii) the Consulting Services provided by Fivel, on the condition that such services were provided in accordance with the terms of this Consulting Agreement in good faith and in the absence of any gross negligence or omission of Fivel.
     13. Confidentiality. In consideration of the Company’s agreement to enter into this Consulting Agreement, Fivel agrees that the fact of and terms and conditions of this Consulting Agreement are to remain strictly confidential, and shall not be disclosed by him to any person other than to his attorney, or as required by law or lawfully-issued subpoena. Furthermore, Fivel also understands that in the course of the Consulting Term, he may be given access to confidential information and trade secrets of the Company. Fivel agrees that he shall not, without the Company’s prior written consent, either directly or indirectly, disclose to any third person any confidential information or trade secrets of or about the Company. “Confidential information”, as referred to herein, shall have the same meaning as set forth in Section X of the Employment Agreement. This Consulting Agreement shall supplement any obligations that Fivel may have to the Company pursuant to applicable state and federal trade secrets laws.
     14. Interpretation of Agreement. This Agreement shall be deemed to have been drafted jointly by the parties, and in the event of an ambiguity in this Agreement, the same shall not be construed against any party.
     15. Non-Waiver. The waiver by any party of compliance by any other party with any provision of this Consulting Agreement shall not operate or be construed as a waiver of any other provision of this Consulting Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Consulting Agreement. Performance by any party of any act not required of it under the terms and conditions of this Consulting Agreement shall not constitute a waiver of the limitations on its obligations under this Consulting Agreement, and no performance shall prohibit that party from asserting those limitations as to any further or future performance of its obligations.
     16. Miscellaneous. This Agreement and the provisions hereof (in whole or in part) shall not be assignable by the Company; provided, however, that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company, and in such case this Consulting Agreement may be assigned by the Company without notice to or the consent of Fivel. However, this Consulting Agreement is personal to Fivel and may not be assigned by him. In the event of any dispute about this Consulting Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement. This Consulting Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Consulting Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company’s Chief Executive Officer and by Fivel.

     17. Parties’ Representations. The parties have read this Consulting Agreement carefully and each of them understands all of its terms. Each party’s decision to sign this Consulting Agreement was voluntary and in agreeing to sign it neither party has relied on any statements or explanations made by the other party, except as specifically set forth in this Consulting Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) set forth below.

Steven E. Fivel
Date:

Brightpoint, Inc.:
By:
	Printed:	Robert J. Laikin
	Title:	Chairman of the Board and Chief Executive Officer
Date:

EXHIBIT B
REAFFIRMATION OF SEPARATION AND GENERAL RELEASE AGREEMENT
Steven E. Fivel and Brightpoint, Inc., hereby reaffirm the terms of the Separation and General Release Agreement previously entered into between them on January 17, 2011 (“Agreement”), a copy of which is attached hereto as Exhibit A and is incorporated by reference into this Reaffirmation of Separation and General Release Agreement (“Reaffirmation”). The parties hereby reaffirm that they have complied with all the terms of the Agreement and that they will continue to do so. The parties also reaffirm and agree to all the terms of the Agreement as delineated in Exhibit A. This Reaffirmation shall not apply to rights or claims that Fivel may have that arise after the date the parties sign this Reaffirmation or to other rights or claims that are specifically described in Paragraph 4 (Exclusions) of the Agreement.
By signing this Reaffirmation, the parties state that they have read it and understand it, and Fivel specifically states that he understands that he is giving up possible legal and/or administrative claims. In addition, Fivel is aware of his right to consult an attorney before signing this Reaffirmation and that he has been advised by the Company to do so, and he understands that he has seven (7) days after signing this Reaffirmation to revoke it. The parties have signed this Reaffirmation knowingly and voluntarily.

Brightpoint, Inc.

By:

Steven E. Fivel	Printed:	Robert J. Laikin

	Its:	Chairman of the Board and Chief Executive Officer

Dated:	Dated: